Exhibit 99.(e)(4)

Amendment No.3 to Distribution Agreement

This Amendment No. 3 dated August 31, 2010 to the Distribution Agreement, made March 20, 2009, as amended (the “Agreement”), by and between Grail Advisors ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“Distributor”).

WHEREAS, the Distributor and the Trust wish to modify the provisions of the Agreement to reflect a new Exhibit A of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree to amend the Agreement as follows:

1.             The parties hereto agree to delete Exhibit A of the Agreement in its entirety and replace it with a new Exhibit A attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

GRAIL ADVISORS ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ William M. Thomas	By:	/s/ Thomas A. Carter
Name: William M. Thomas		Name: Thomas A. Carter
Title: President		Title: President

EXHIBIT A

Name of Fund

Grail American Beacon Large Cap Value ETF

Grail American Beacon International Equity ETF

Grail McDonnell Intermediate Municipal Bond ETF

Grail McDonnell Core Taxable Bond ETF

RiverPark Growth ETF

RiverPark Focused Large Cap Growth ETF

Grail Western Asset Ultra Short Duration ETF